Exhibit 99.3
HYPERCOM CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(As of and for the Year Ended December 31, 2007)
The following unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations as of and for the year ended December 31, 2007 have been prepared on a basis consistent with accounting principles generally accepted in the United States of America, referred to as U.S. GAAP, and applicable requirements of the Securities and Exchange Commission (SEC). The unaudited pro forma condensed combined financial statements are derived by applying pro forma adjustments to the historical financial information of Hypercom Corporation (“Hypercom”) and Thales-e-Transactions (together the “TeT Businesses” or Thales-e-Transactions”). The TeT businesses were formerly wholly owned subsidiaries of the Thales Group, a French listed Company, that operate in various European countries, primarily France, Germany, the United Kingdom and Spain.
The historical combined Thales-e-Transactions audited combined financial statements as of and for the year ended December 31, 2007, prepared under International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, appear elsewhere in this Current Report on Form 8-K-A. The unaudited pro forma condensed combined financial statements give effect to the following transactions as if they occurred on January 1, 2007 for the pro forma condensed combined statement of operations and as if they occurred on December 31, 2007 for the pro forma condensed combined balance sheet.
➢	The acquisition by Hypercom of the TeT Businesses (the “Acquisition”) for aggregate cash consideration of approximately $153.6 million including estimated direct transaction related costs of $10.0 million.

➢	The financing of the Acquisition with aggregate proceeds of a $60 million investment from Francisco Partners. Under the terms of this financing, Francisco Partners provided a Senior Credit Facility and was granted warrants to purchase 10.544 million shares of Hypercom common stock at $5.00 per share.

➢	The use of existing Hypercom cash on hand and previously deposited cash in escrow of $83.6 million to fund the acquisition.
The Acquisition will be accounted for using the purchase method of accounting in conformity with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” as issued by the Financial Accounting Standards Board (“FASB”). Under this method, the purchase price and transaction related costs will be allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired including identifiable intangible assets will be allocated to goodwill.
In connection with the preliminary purchase price allocation, Hypercom made estimates of the fair values of assets and liabilities based upon assumptions that Hypercom believes are reasonable. The allocation of purchase price for acquisitions requires use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated respective fair values. Hypercom’s process for estimating the fair values identifiable intangible assets and certain tangible assets requires significant estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete the in-process projects, estimating future cash flows and developing appropriate discount rates.
The allocation of purchase price is subject to finalization of Hypercom’s analysis of the fair value of the assets acquired and liabilities assumed as of the acquisition date. The final allocation of the purchase price may result in additional adjustments to the recorded amounts of assets and liabilities and may also result in adjustments to depreciation and amortization. These adjustments could result in material changes to net income (loss). Further revisions to the purchase price allocation will be made as additional information becomes available. The final valuation is expected to be completed as soon as practicable but no later than 12 months after the consummation of the Acquisition.
The unaudited pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that Hypercom believes are reasonable based on information currently available, and are described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. They do not purport to represent what Hypercom’s results of operations or financial condition would have been had these transactions actually occurred on the dates indicated, nor do they purport to represent Hypercom’s results of operations for any future period or financial condition for any future date. Furthermore, no effect has been given in the unaudited pro forma condensed statements of combined operations for synergistic benefits that may be realized through the combination of Hypercom and the Combined TeT Businesses or the costs that have been or may be incurred in integrating their operations.
The unaudited pro forma condensed combined financial statements should be read in conjunction with Hypercom’s historical consolidated financial statements and related notes thereto, Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Hypercom’s 2007 Annual Report on Form 10-K.

HYPERCOM CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2007
(in thousands)

					Pro Forma
	U.S. GAAP Historical				Condensed
		Thales-e-	Pro Forma		Combined
	Hypercom	Transactions	Adjustments		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$76,925	$46,893	$(73,600	) (a)	$50,218
Short-term investments	4,988	—			4,988
Accounts receivable, net of allowance for doubtful accounts	71,341	50,791			122,132
Receivables with related party	—	6,451			6,451
Inventories	22,343	11,693			34,036
Prepaid expenses and other current assets	15,251	6,104			21,355
Deferred income taxes	497	947			1,444

Total current assets	191,345	122,879	(73,600)		240,624
Property, plant and equipment, net	17,694	5,226			22,920
Intangible assets, net	10,502	—	77,237	(b)	87,739
Goodwill	10,224	12,910	109,724	(c)	132,858
Deferred acquisition costs	12,529	—	(12,529	) (d)	—
Other long-term assets	7,950	10,225			18,175

Total assets	$250,244	$151,240	$100,832		$502,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,448	$31,085			$61,533
Payables to related party	—	49,817			49,817
Accrued payroll and related expenses	9,889	6,687			16,576
Accrued sales and other taxes	7,427	2,082			9,509
Product warranty liabilities	1,754	3,929			5,683
Bank overdrafts and short-term debt	—	2,233			2,233
Accrued other liabilities	16,154	9,349	7,472	(e)	32,975
Deferred revenue	5,497	6,734	(5,383	) (f)	6,848
Income taxes payable	519	17,696			18,215

Total current liabilities	71,688	129,612	2,089		203,389
Deferred tax liabilities	620	3,505	31,396	(g)	35,521
Pensions and other employee beneifits	—	25,351			25,351
Long-term debt	—	—	43,718	(h)	43,718
Other liabilities	3,437	119			3,556

Total liabilities	75,745	158,587	77,203		311,535
Stockholders’ equity:
Common stock	56	—			56
Additional paid-in capital	251,034	—	16,282	(h)	267,316
Invested equity	—	(7,347)	7,347	(i)	—
Accumulated deficit	(53,842)	—			(53,842)
Treasury stock	(22,749)	—			(22,749)

Total stockholders’ equity	174,499	(7,347)	23,629		190,781

Total liabilities and stockholders’ equity	$250,244	$151,240	$100,832		$502,316

HYPERCOM CORPORATION
UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2007
(in thousands, except per share amounts)

					Pro Forma
	U.S. GAAP Historical				Condensed
		Thales-e-	Pro Forma		Combined
	Hypercom	Transactions	Adjustments		(unaudited)
Net revenue:
Products	$206,360	$156,650	$—		$363,010
Services	87,442	35,916			123,358

Total net revenue	293,802	192,566	—		486,368
Cost of sales	(218,354)	(125,608)	(11,525	) (j)	(355,487)

Gross profit	75,448	66,958	(11,525)		130,881
Operating expenses:
Research and development	28,753	26,632			55,385
Selling, general and administrative	60,710	34,866			95,576
In-process research and development	—	—			—
Gain on sale of real property	(3,796)	(55)			(3,851)

Income (loss) from continuing operations	$(10,219)	$5,515	$(11,525)		$(16,229)
Interest income	3,954	1,491	(3,762	) (k)	1,683
Interest expense	(147)	(1,748)	(9,677	) (l)	(11,572)
Foreign currency loss	(1,685)	51			(1,634)

Income (loss) before income taxes and discontinued operations	$(8,097)	$5,309	$(24,964)		$(27,752)
Provision for income taxes	(478)	(2,252)	9,248	(m)	6,518

Income (loss) before discontinued operations	(8,575)	3,057	(15,716)		(21,234)
Income (loss) from discontinued operations	1,098	(21)			1,077

Net income (loss)	$(7,477)	$3,036	$(15,716)		$(20,157)

Basic income (loss) per share:
Income (loss) before discontinued operations	(0.16)				(0.38)
Income (loss) from discontinued operations	0.02				0.02

Basic income (loss) per share	(0.14)				(0.36)

Diluted income (loss) per share:
Income (loss) before discontinued operations	(0.16)				(0.38)
Income (loss) from discontinued operations	0.02				0.02

Diluted income (loss) per share	(0.14)				(0.36)

Shares used in computing net income (loss) per common share:
Basic	52,927,296				52,927,296

Diluted	52,927,296			(n)	52,927,296

HYPERCOM CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In millions of U.S. Dollars, except per share date, unless otherwise stated)
1. DESCRIPTION OF THE ACQUISITION AND BASIS OF PRESENTATION
On April 1, 2008, Hypercom Corporation completed its acquisition of 100% of the shares of the Combined TeT businesses for approximately $153.6 million in cash, including transaction costs of $10.0 million, with a potential earn out of up to an additional $30.0 million based upon the Combined TeT Businesses financial performance during 2008. Hypercom financed the transaction with $83.6 million of the Company’s existing cash on hand, combined with a $60 million investment from Francisco Partners. Under the terms of this financing, Francisco Partners provided a Senior Credit Facility of $60 million and was granted a warrant to purchase 10.544 million shares of Hypercom stock at $5.00 per share. Deferred taxes on the purchase accounting adjustments were recorded as part as part of the estimated purchase price.
The Combined TeT Businesses have historically operated as an integrated part of the Thales Group and within their infrastructure. However, these combined financial statements have been prepared on a “carve-out” basis from the consolidated financial statements of Thales Group to represent the financial position and performance of the Combined TeT Businesses as if these businesses had existed as of and for the twelve month period ended December 31, 2007.
The Acquisition will be accounted for in accordance with U.S. GAAP using the purchase method of accounting. Under this method, the purchase price and transaction related costs are allocated to the net assets acquired and any unidentified intangible assets assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired including identifiable intangible assets results in goodwill.
The allocation of the purchase price is subject to finalization of Hypercom’s analysis of the fair value of the assets acquired and liabilities assumed as of the Acquisition date. The final allocation of the purchase price may result in additional adjustments to the recorded amounts of assets and liabilities and may also result in adjustments to depreciation and amortization. The adjustments arising out of the finalization of the purchase price allocation will not impact cash flows. However, such adjustments could result in material changes to net income (loss). Further revisions to the purchase price allocation will be made as additional information becomes available. The final valuation is expected to be completed as soon as practicable but no later than 12 months after the consummation of the Acquisition.
The estimated purchase price was calculated as follows:

(in millions, USD)
Consideration in U.S. Dollars	$143.6
Transaction costs	10.0

Estimated purchase price including net debt assumed	$153.6

The preliminary allocation of the purchase price as of December 31, 2007 is summarized below:

Preliminary Purchase Price Allocation as of December 31, 2007

Allocation of
Purchase Price to
net asset acquired
(in millions)
Unidentified intangible assets
Developed technology	$5.7
Supplier relationships	4.3
Customer Relationships	65.2
Trade names	2.1
Fair Value Adjustments
Deferred Revenue	5.4
Deferred Taxes	(31.3)
Goodwill	122.6

Estimated purchase price	$153.6
The historical U.S. GAAP Thales-e-Transactions column in the unaudited pro forma condensed combined balance sheet is derived from the Combined Thales-e-Transactions IFRS balance sheet as of December 31, 2007 and adjusted for the following:
▪	U.S. GAAP adjustments applied to the December 31, 2007 IFRS balance sheet. These adjustments primarily relate to adjustments for the recognition of certain pensions, to properly reflect income taxes, recognition of the appropriate amount of revenue and capitalized research and development costs.

▪	Reclassifications to conform to Hypercom’s balance sheet presentation.
The historical U.S. GAAP Thales-e-Transactions column in the unaudited pro forma condensed combined statement of income is derived from the Combined Thales-e-Transactions IFRS results of operations for Thales-e-Transactions for the year ended December 31, 2007 included elsewhere in this Current Report on Form 8-K-A, adjusted for the following:
▪	U.S. GAAP adjustments applied to the year ended December 31, 2007 IFRS statement of operations. These adjustments primarily relate to the treatment research and development costs, taxes, and revenue.

▪	Reclassifications related to product sales and services, restructuring costs, and pension expense.
3. PRO FORMA ADJUSTMENTS
The unaudited pro forma condensed combined financial statements give effect to the Acquisition and the Senior Credit Facility as if they occurred on January 1, 2007 for the pro forma condensed combined statement of operations and as if they occurred on December 31, 2007 for the pro forma condensed combined balance sheet.
All pro forma adjustments are directly attributable to the acquisition. With respect to pro forma adjustments related to the unaudited pro forma condensed combined statements of income, only adjustments that are expected to have a continuing effect on the combined company’s financial statements are taken into account.
Only adjustments that are factually supportable and that can be estimated reliably are taken into account. For instance, the unaudited pro forma condensed combined financial statements do not reflect any cost savings potentially realizable from the elimination of certain expenses or from synergies. The unaudited pro forma condensed combined financial statements do not reflect any special items such restructuring and integration costs that may be incurred as a result of the acquisition. Material non-recurring items that are directly attributable to the acquisition and that can be factually supported and reliably estimated are included in the pro forma adjustments related to the unaudited pro forma condensed combined balance sheets.
If an estimate or an assumption used to determine a pro forma adjustment could have a significant impact on the unaudited pro forma condensed combined financial statements, a sensitivity analysis is presented. This is the case with respect to the potential earn out agreement and for the estimated amounts allocated to useful life of acquired technologies and other intangible assets with definite useful lives.
Sensitivity analysis
The Acquisition is subject to an earn out arrangement with a potential pay out of up to an additional $30 million based upon the combined companies’ performance during 2008. As a result of this arrangement, the goodwill may increase by up to $30 million.
The unaudited pro forma condensed combined financial statements reflect a preliminary allocation of the Combined TeT Businesses purchase price to the fair value of assets which has been amortized over an estimated useful life of 2 to 10 years in the pro forma adjustments. The estimated useful life used in the unaudited pro forma condensed combined financial statements could differ materially from the useful lives of the assets that will be determined by external experts following the effective time of the acquisition, and as a result, the final purchase price allocation could differ materially from the preliminary allocation reflected in the unaudited pro forma condensed combined financial statements. For illustrative purposes, the following table sets forth the estimated annual impact on pro forma net income caused by each incremental $10 million allocated to amortizable intangible assets in the final purchase price allocation.

	Estimated
	depreciation	Net income	Per share
Life of Asset in years	expense	impact	impact
	(in millions of USD, except years and per
	share data)
6	1.7	1.0	0.02
7	1.4	0.9	0.02

8	1.3	0.8	0.01

9	1.1	0.7	0.01
10	1.0	0.6	0.01
Pro forma condensed combined balance sheet statement adjustments
(a)	Reflects use of cash, cash equivalents and short-term investments of $73.6 million, including the financing to fund the purchase price.

(b)	Reflects the portion of the purchase price allocated to Thales-e-Transactions companies’ acquired identifiable intangible assets.

(c)	Reflects the addition of goodwill from the purchase price allocation of $ 122.6 million and the elimination of historical carved out Thales-e-Transactions companies’ goodwill of $12.9 million.

(d)	Represents the utilization of the $10 million deposit made as part of the transaction and $2.5 million of deferred direct transaction costs.

(e)	Reflects an estimate of acquisition-related costs.

(f)	Represents the total estimated profit margin for the remaining services to be performed in regards to deferred revenue.

(g)	Represents the deferred taxes resulting for the purchase accounting adjustment.

(h)	Reflects the issuance of a Senior Credit Facility of $60 million with warrants. The fair value of the warrants $16.3 million is reflected as a discount on the Senior Credit Facility, with a corresponding increase in Additional Paid in Capital.

(i)	Reflects the elimination of all components of the historical equity of carved out Thales-e-Transactions companies.
Pro forma condensed statement of combined operations adjustments
(j)	To reflect annual amortization expense of $11.5 million for identifiable intangible assets recorded in connection with the Thales-e-Transactions companies’ acquisition.

(k)	Adjustment reflects $3.8 million of lower annual interest income due to the use of cash to fund the Thales-e-Transactions companies’ acquisition. An interest rate of 4.5%, which represents Hypercom’s current weighted average interest rate, was used to estimate the reduction in interest income.

(l)	Reflects the 10% interest expense of $6.2 million related to the financing of $60 million plus the amortization expense related to the discount on the debt of $3.5 million.

(m)	Reflects the recognition of the income tax of the above pro forma adjustments at an estimated tax rate of 38%.

(n)	As the warrants have an anti-dilutive effect on earnings per share, they are not reflected in the pro forma combined condensed statement of operations.